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                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement (this "Agreement"), effective on the date hereof, is entered into in Dallas, Texas, by and between Texas Capital Bancshares, Inc., a Texas corporation, with its principal place of business located at 2100 McKinney Avenue, Suite 900, Dallas, Texas, 75201 ("Employer"), and C. Keith Cargill ("Executive").

      In consideration of the mutual covenants set forth herein, Employer and Executive, intending to be legally bound, hereby agree as follows:

1. Employment Relationship. Employer hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement. Such employment relationship shall continue for the stated term of this Agreement, as described in Section 8 hereof, unless earlier terminated pursuant to Section 5 hereof.

2. Position and Responsibilities of Executive. Executive shall be employed as Executive Vice President and Chief Lending Officer with job responsibilities related thereto, and such job responsibilities may be expanded at the sole discretion of the Chief Executive Officer or the Board of Directors of Employer ("Board"). Executive shall devote such time, skill and attention to the business of Employer as shall be required for the efficient management thereof, and shall manage and supervise such business, and shall devote his full time best efforts to the faithful performance of his duties on behalf of Employer, provided, however, Executive may engage in appropriate civic, charitable or religious activities and devote a reasonable amount of time to private investments or boards or other activities provided that such activities do not interfere or conflict with the Executive's responsibilities to Employer and are not likely to be contrary to Employer's interests. Executive shall also perform such other duties, and may have job responsibilities and titles modified from time to time as may be requested by the Chief Executive Officer and/or the Board, provided such duties are generally consistent with the level of the Executive's current duties. Executive's duties shall be performed at Employer's offices in Dallas, Texas. The location at which Executive performs his duties shall not be relocated more than fifty (50) miles from Employer's offices in Dallas, Texas on the date hereof, without Executive's written consent. Executive shall not engage in any employment of any kind or undertake any role or position, whether or not for compensation, with any person or entity during the term of this Agreement without advance written approval of the Chief Executive Officer, who shall give notice of Executive's any such request to the Executive Committee of the Board, except as otherwise noted above.

3. Compensation. For all services rendered by Executive pursuant to this Agreement, Employer shall pay to Executive, and Executive shall accept as full compensation hereunder the following:

      a. Salary. Executive shall receive a salary of $250,000 per year payable by Employer in semi-monthly amounts. Executive's salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance

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            with the normal payroll procedures of Employer. Employer shall not reduce Executive's salary without Executive's written consent. Employer agrees to consider increasing such base salary at least annually during the Initial Employment Term and any Renewal Term (as those terms are defined herein), but shall not be obligated to effectuate such an increase.

      b. Benefits and Perquisites. Executive shall be entitled to participate in the benefit plans provided by Employer for all employees generally, and for executive employees of Employer. Employer shall be entitled to change or terminate such plans in its sole discretion. The parties acknowledge that at the initial date of this Agreement the fringe benefits provided to Executive include a corporate 401(k) plan, health, dental, life, short and long-term disability insurance, and reimbursement of certain expenses in accordance with the policies and procedures of Employer.

      c. Discretionary Bonuses. The Board shall establish an incentive bonus plan for its key executives based on various targets and performance criteria to be established by the Board. Executive shall be permitted to participate in such plan. The evaluation of the performance of Executive as measured by the applicable targets and the awarding of applicable bonuses, if any, shall be at the sole discretion of the Board. The annual discretionary bonus may be awarded in whole or in part, based on the level of incentive bonus plan performance criteria achieved by Executive, in the sole judgement of the Board. If Executive terminates this Agreement without Good Reason, as defined in Section 5(d), or if Employer terminates this Agreement at any time for Cause, as defined in
            Section 5(b), Executive will not be paid any Discretionary Bonus, in whole or in part.

      d. Equity Compensation. Employer establishes equity-based incentives for its executives from time to time pursuant to its 1999 Omnibus Stock Plan and, potentially, such other equity compensation programs as may be adopted by Employer in the future (collectively, the "Plan"). Employer may, but is not obligated to, make grants of equity-based incentive compensation to Executive pursuant to the terms of such Plan.

4. Protective Covenants. Executive recognizes that his employment by Employer is one of the highest trust and confidence because (i) Executive has become and/or in the future will become familiar with critical aspects of Employer's business during the period of his employment with Employer,
      (ii) certain information of which Executive will gain knowledge during his employment by Employer is proprietary, confidential and/or trade secret information and is of special and peculiar value to Employer, and (iii) if any such proprietary, confidential and/or trade secret information were imparted to or became known by any person, including Executive, engaging in a business in competition with that of Employer, hardship, loss and irreparable injury and damage could result to Employer, the measurement of which would be difficult if not impossible to ascertain. Executive further acknowledges that Employer has developed unique concepts, lending practices, sales presentations, marketing programs, marketing strategies, business

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      practices, methods of operation, pricing information, cost information, trademarks, licenses, technical information, proprietary information, computer software programs, tapes and disks concerning its operations systems, customer lists, customer leads, documents identifying past, present and future customers, customer profile and preference data, hiring and training methods, investment policies, financial and other confidential, proprietary and/or trade secret information concerning its operations and expansion plans ("Confidential Information"). Therefore, Executive agrees that it is necessary for Employer to protect its business and that of its affiliates from such damage, and Executive further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both Executive and Employer, to protect Employer or its affiliates against damage due to loss or disclosure of Confidential Information and shall apply to and be binding upon Executive as provided herein:

      a. Confidential Information. Employer agrees to provide Executive with some or all of its Confidential Information (as defined above) during the term of this Agreement (as set forth in Section 8 below). Executive recognizes that his position with Employer is one of the highest trust and confidence by reason of Executive's access to and contact with certain Confidential Information of Employer. Executive agrees and covenants that, except as may be required by Employer in connection with this Agreement, or with the prior written consent of Employer, Executive shall not, either during the term of this Agreement or at any time thereafter, directly or indirectly, use for Executive's own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, except as directed by Employer or as required for the performance of Executive's duties on behalf of Employer, any Confidential Information (whether or not acquired, learned, obtained, or developed by Executive alone or in conjunction with others) of Employer or of others with whom Employer has a business relationship, provided, however that this restriction shall not apply to truthful testimony given under oath in a legal proceeding by Executive pursuant to a properly issued subpoena if Executive provides timely notice of such subpoena to Employer. All Confidential Information, and all memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by Executive at any time during his employment with Employer, including during the term of this Agreement, arising out of, in connection with, or related to any activity or business of Employer, including, but not limited to, the customers, suppliers, or others with whom Employer has a business relationship, the arrangements of Employer with such parties, and the pricing and expansion policies and strategy of Employer, are, and shall continue to be, the sole and exclusive property of Employer and shall, together with all copies thereof, and any and all documents constituting or relating to Employer's Confidential Information, be delivered to Employer by Executive immediately, without demand, upon the termination of this Agreement, or at any time upon Employer's demand.

                  Executive acknowledges that Employer would not employ
            Executive or provide Executive access to Employer's Confidential Information and proprietary

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            information but for Executive's covenants and promises contained in this Section 4.

                  Executive represents and warrants that he is not bound by any agreement with any prior employer or other party that will be breached by execution and performance of this Agreement, or which would otherwise prevent him from performing his duties with Employer as set forth in this Agreement. Executive represents and warrants that he has not retained any copies of proprietary or confidential information of any prior employer, and he will not use or rely on any confidential and proprietary information of any prior employer in carrying out his duties for Employer.

      b. Covenant Not to Compete. In consideration of the numerous mutual promises and agreements contained in this Agreement between Employer and Executive, including, without limitation, those involving Confidential Information, and in order to protect Employer's Confidential Information and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of Employer, Executive agrees that during his employment and for an additional period of twelve (12) months immediately following the termination of his employment, whether voluntary or involuntary (the "Noncompetition Term"), not to, directly or indirectly, either through any form of ownership or as an individual, director, officer, principal, agent, employee, employer, adviser, consultant, shareholder, partner, member, or in any individual or representative capacity whatsoever, without the prior written consent of Employer (which consent may be withheld in its sole discretion), (i) compete for or solicit business for or on behalf of any person or business entity operating a state or national bank or company providing similar services with a place of business in Texas, New Mexico, Oklahoma, Arkansas, and Louisiana;
            (ii) own, operate, participate in, undertake any employment with or have any interest in any entity with a place of business in Texas, New Mexico, Oklahoma, Arkansas, and Louisiana related to the operation of a state or national bank or company providing similar services, except owning publicly traded stock for investment purposes only in which Executive owns less than 5%, (iii) compete for or solicit business related to the operation of a state or national bank or company providing similar services from any customer of Employer (or its successors by merger); or (iv) use in any competition, solicitation, or marketing effort any Confidential Information, any proprietary list, or any information concerning customers of Employer.

                  Executive hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 4 are reasonable and are no broader than are necessary to protect the legitimate business interests of Employer. This noncompetition provision shall survive the termination of Executive's employment and can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this provision. Executive acknowledges that Employer would not employ him or

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            provide him with access to its Confidential Information but for his covenants or promises contained in this Section.

                  Employer and Executive agree and stipulate that the agreements and covenants not to compete contained in this Section 4 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between Executive and Employer; however, Executive and Employer are aware that in certain circumstances courts have refused to enforce certain terms of agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of this Section 4, Employer and Executive agree that in the event a court should decline to enforce any terms of any of the provisions of this Section 4, that Section 4 shall be deemed to be modified or reformed to restrict Executive's competition with Employer or its affiliates to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of this Section 4 be deemed to be more restrictive to Executive than those contained herein.

                  Executive agrees that during the Noncompetition Term, he shall immediately notify Employer in writing of any employment, work or business he undertakes with or on behalf of any person (including himself) or entity.

      c. Non-Solicitation. Executive agrees that during his employment, and for a period of twelve (12) months following the termination of his employment, for whatever reason, that neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, member, director, officer, shareholder, employee, or agent of any such entity or business, will
            (i) request, induce or attempt to influence, directly or indirectly, any employee of Employer to terminate their employment with Employer or (ii) employ any person who as of the date of this Agreement was, or after such date, is an employee of Employer. Executive further agrees that during the period beginning with the commencement of Executive's employment with Employer and ending twelve (12) months after the termination of Executive's employment with Employer, for whatever reason, he shall not, directly or indirectly, as an individual, employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity of Employer or of any other person, entity or business, solicit or encourage any present or future customer, supplier, contractor, partner or investor of Employer to terminate, limit or otherwise alter his, her or its relationship with Employer.

      d. Work Product. For purposes of this Section 4, "Work Product" shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, discoveries and other intellectual property rights in any programming, design, documentation, technology, or other work product that is created in connection with Executive's work. In addition, all rights in any preexisting programming, design, documentation, technology, or other

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            Work Product provided to Employer during Executive's employment shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of Executive's "Work." For purposes of this Agreement, "Work" shall mean (i) any direct assignments and required performance by or for Employer, and (ii) any other productive output that relates to the business of Employer and is produced during the course of Executive's employment or engagement by Employer. For this purpose, Work may be considered present even after normal working hours, away from Employer's premises, on an unsupervised basis, alone or with others. Unless otherwise approved in writing by the Board, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the date of this Agreement.

                  Employer shall own all rights in the Work Product. To this end, all Work Product shall be considered work made for hire for Employer. If any of the Work Product may not, by operation of law or agreement, be considered Work made by Executive for hire for Employer (or if ownership of all rights therein do not otherwise vest exclusively in Employer immediately), Executive agrees to assign, and upon creation thereof does hereby automatically assign, without further consideration, the ownership thereof to Employer. Executive hereby irrevocably relinquishes for the benefit of Employer and its assigns any moral rights in the Work Product recognized by applicable law. Employer shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.

                  Executive agrees to perform upon the request of Employer,
            during or after Executive's Work or employment, such further acts as may be necessary or desirable to transfer, perfect, and defend Employer's ownership of the Work Product, including by (i) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (ii) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (iii) providing testimony in connection with any proceeding affecting the rights of Employer in any Work Product. In the event that Executive is required to perform the services described in this paragraph after his employment with the Employer has terminated, Executive will be reasonably compensated for actual time spent providing such services.

                  Executive warrants that his Work for Employer does not and will not in any way conflict with any obligations Executive may have with any prior employer or contractor. Executive also agrees to develop all Work Product in a manner that avoids even the appearance of infringement of any third party's intellectual property rights.

      e.    Survival of Covenants. Each covenant of Executive set forth in this
            Section 4 shall survive the termination of this Agreement and Executive's employment for any reason and shall be construed as an agreement independent of any other

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            provision of this Agreement, and the existence of any claim or cause of action of Executive against Employer whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Employer of said covenant. No modification or waiver of any covenant contained in this Section 4 shall be valid unless such waiver or modification is approved in writing by the Board.

      f. Remedies. In the event of a breach, violation or threatened breach or violation by Executive of any provision of this Section 4, Executive agrees that Employer shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which Employer may incur as a result of said breach, violation or threatened breach or violation. Employer may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

                  Executive hereby acknowledges that Executive's agreement to be bound by the protective covenants set forth in this Section 4 was a material inducement for Employer entering into this Agreement, agreeing to pay Executive the compensation and benefits set forth herein, and providing Executive with Employer's Confidential Information and other proprietary information.

5. Termination. The employment relationship between Executive and Employer created hereunder shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

      a. Death or Permanent Disability. The employment relationship shall be terminated effective on the death or permanent disability of Executive. However, Executive shall be entitled to leaves of absence from Employer in accordance with the policy of Employer generally applicable to executives for illness or temporary disabilities for a period or periods not exceeding three (3) months in any calendar year, and his status as an Executive shall continue during such periods. However, if Executive qualifies for short-term disability payments under Employer's standard short-term disability plan during such leave, Executive shall apply to receive such short-term disability payments. Employer shall supplement such short term disability payments so that Executive receives such monthly amounts when combined with the short term disability payments to equal Executive's monthly compensation as set forth in Section 3(a) of this Agreement. If Executive is incapacitated due to physical or mental illness and such incapacity prevents Executive from satisfactorily performing his duties for Employer on a full time basis for six (6) months or more, Executive shall be deemed to have experienced a permanent disability and Employer may terminate this Agreement upon thirty (30) days written notice. Upon the death or permanent disability of

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            Executive, Executive or his estate (as the case may be) shall be entitled to compensation as provided in Sections 6(a), (b) and (c) below.

      b. Termination for Cause. The following events, which for purposes of this Agreement shall constitute "Cause" for termination:

            i. Any act of fraud, misappropriation or embezzlement by Executive with respect to any aspect of Employer's business;

            ii. The breach by Executive of any provision of Sections 1, 2 or 4 of this Agreement (including but not limited to a refusal to follow lawful directives of the Board, the Chief Executive Officer or their designees which are not inconsistent with the duties of Executive's position and the provisions of this Agreement);

            iii. The conviction of Executive by a court of competent jurisdiction of a felony or of a crime involving moral turpitude;

            iv. The intentional and material breach by Executive of any non-disclosure or non-competition/non-solicitation provision of any agreement to which Executive and Employer or any of its subsidiaries are parties;

            v. The intentional failure by Executive to perform in all material respects his duties and responsibilities (other than as a result of death or disability) and the failure of Executive to cure the same in all material respects within fifteen (15) days after written notice thereof from the Chief Executive Officer or his designee;

            vi. The illegal use of drugs by Executive during the term of this Agreement that, in the determination of the Board, substantially interferes with Executive's performance of his duties hereunder;

            vii. Acceptance of employment with any other employer except upon written permission of the Board; or

            viii. The breach by Executive of his fiduciary duty to Employer.

            Employer shall provide Executive with a written notice of termination, which can be provided on the date of termination. In the event Executive's employment is terminated for Cause hereunder, Executive shall be entitled to the compensation provided in Sections 6(a), (b) and (c) below.

      c. Termination by Employer with Notice. Employer may terminate this Agreement without Cause at any time upon thirty (30) days written notice to Executive, during which period Executive shall not be required to perform any services for Employer other than to assist Employer in training his successor and generally

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            preparing for an orderly transition; PROVIDED, HOWEVER, that
            Executive shall be entitled to compensation upon such termination as provided in Section 6(a), (b), (c) and (d) below.

      d. Termination by Executive For Good Reason. Executive shall be entitled to terminate this Agreement at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events:

            i. Without his express written consent, the assignment of Executive to a position functionally inferior to his position with Employer on the date of this Agreement;

            ii. The change of the location where Executive is based to a location which is more than fifty (50) miles from his present location without Executive's written consent; or

            iii. A reduction by Employer in Executive's base salary as in effect on the date hereof, unless such reduction is a proportionate reduction of the compensation of Executive and all other senior officers of Employer as a part of a company-wide effort to enhance the financial condition of Employer.

            Executive shall give Employer thirty (30) business days notice of an intent to terminate this Agreement for "Good Reason" as defined in this Section 5(d), and provide Employer with ten (10) business days after receipt of such notice from Executive to remedy the alleged violation of Subsections 5(d)(i), (ii) or (iii). In the event Executive terminates his employment for Good Reason hereunder, Executive shall be entitled to the compensation provided in Sections 6(a), (b), (c) and (d) below.

6. Compensation Upon Termination. Upon the termination of Executive's employment under this Agreement before the expiration of the stated term hereof for any reason, Executive shall be entitled to:

      a. the salary earned by him before the effective date of termination as provided in Section 3(a) hereof (including salary payable during any applicable notice period), prorated on the basis of the number of full days of service rendered by Executive during the salary payment period to the effective date of termination;

      b.    any accrued, but unpaid, vacation benefits; and

      c.    any previously authorized but unreimbursed business expenses.

      If Executive's employment hereunder terminates because of the death or permanent disability of Executive, Executive shall be entitled to the lesser of (i) the balance of

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      Executive's base salary (as set forth in Section 3(a) above), if any, remaining in the term of this Agreement or (ii) twelve (12) months' base salary. In addition, in the event of Executive's permanent disability, Executive shall receive continued medical insurance benefits, at Employer's expense, for a period of twelve (12) months from the date of the termination of this Agreement. All amounts that may be due to Executive under this Section 6 or Section 5(a) shall be paid to him or his administrators, personal representatives, heirs and legatees, as may be appropriate.

      Notwithstanding the foregoing, with respect to any stock options or other plans or programs in which Executive is participating at the time of termination of his employment, Executive's rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by Executive which may then be in effect.

      d. Additional Compensation and Benefits Upon Termination Without Cause, With Notice or for Good Reason. If Executive's employment hereunder terminates without "Cause" (as defined in Section 5(b) above), with notice pursuant to Section 5(c) above, or for "Good Reason" (as defined in Section 5(d) above) Employer shall, upon Executive's execution of a general release of claims in favor of Employer, provide to Executive in addition to the amounts set forth in Subsections 6(a), 6(b) and 6(c) above:

            i. a cash payment equal to the greater of (y) Executive's base salary (as set forth in Section 3(a) above), if any, remaining in the term of Executive's Agreement or (z) twelve (12) months' base salary;

            ii. a cash payment equal to the average annual cash bonus paid to Executive for the two (2) full bonus plan years immediately preceding the date Executive's employment terminates; and

            iii. continued medical insurance benefits, at Employer's expense, for a period of twelve (12) months.

            Employer shall pay the severance amounts referenced in Section 6(d)(i) in equal semi-monthly installments for a period of twelve
            (12) months ("Severance Period") in accordance with Employer's regular payroll practices. Executive shall have no obligation to mitigate any severance obligation of Employer under this Agreement by seeking new employment. Employer shall not be entitled to set off or reduce any severance payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in future employment. The provisions of Sections 4, 5 and 6 hereof shall survive the termination of the employment relationship hereunder and this Agreement.

            Notwithstanding the foregoing, with respect to any stock options or other plans or programs in which Executive is participating at the time of termination of his employment, Executive's rights and benefits under each such plan shall be

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            determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by Executive which may then be in effect.

      e. If, during the Severance Period, Executive is in breach of his post-employment covenants contained in Section 4 of this Agreement, Employer shall not be obligated to pay any severance payments referenced herein, Employer's severance obligations shall terminate and expire, and Employer shall have no further obligations to Executive hereunder from and after the date of such breach and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

7.    Compensation Upon Change in Control.

      a. For purposes of this Agreement, a "Change in Control" of Employer shall be deemed to have occurred at such time as:

            i. any "person" (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of Employer representing more than 50% of Employer's outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of Employer or its subsidiaries; or

            ii. individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by Employer's stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause
                  (ii), considered as though he were a member of the Incumbent Board; or

            iii. a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of Employer or similar transaction occurs or is effectuated in which Employer is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon receipt of all required regulatory approvals not including the lapse of any required waiting periods; or

            iv. the Board determines in its sole discretion that a Change in Control has occurred.

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      b.    Benefits Upon Change in Control.

            i. Severance Benefits. If Executive's employment with Employer is terminated (A) by Employer (or by the acquiring or successor business entity following a Change of Control) other than for "Cause" (as defined in Section 5(b) above), death or permanent disability, or (B) by Executive for "Good Reason" (as defined in Section 5(d) above) in either event within a period beginning ninety (90) days before, and ending one (1) year after, the date of a Change of Control (the "Change Period"), Executive shall receive a cash severance benefit in an amount equal to the sum of 250% of Executive's average annual cash base salary and bonus in effect for the two (2) years immediately preceding the Change of Control.

                  In addition, for twenty four (24) months following the date of termination of Executive's employment in circumstances in which a severance payment is due under this Section 7(b), Employer shall provide Executive, at Employer's expense, health and other welfare benefits that are not less favorable to Executive than those to which he was entitled immediately prior to the Change in Control. Provided however, Employer shall have no obligation to provide Executive with any severance compensation under this Section 7 if Executive is in breach or violation of any of the covenants contained in
                  Section 4, which are applicable to Executive at the time of the severance payment.

            ii. Form of Payment. The amount of the severance benefit provided in Section 7(c)(i) hereof shall be paid to Executive in a lump sum within thirty (30) days of Executive's termination, unless such payment must be delayed so as to avoid classification as "deferred compensation" under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

            iii. Notwithstanding the other provisions of this Section 7, in the event that:

                  (aa) the aggregate payments or benefits to be made or afforded to Executive, which are deemed to be parachute payments as defined in Code Section 280G or any successor thereof, (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Code Section 280G; and

                  (bb) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with Code Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate

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                        value of the Termination Benefits (without such
                        reduction) minus (a) the amount of tax required to be paid by Executive thereon by Code Section 4999 and further minus (b) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be determined by Executive.

            iv. Notwithstanding the foregoing, with respect to any stock options or other plans or programs in which Executive is participating at the time of termination of his employment, Executive's rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by Executive which may then be in effect.

      c. No Mitigation or Offset. Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 of this Agreement by seeking other employment or otherwise. Employer shall not be entitled to set off or reduce any severance payments owed to Executive under this Section 7 by the amount of earnings or benefits received by Executive in future employment.

8. Term. This Agreement shall be binding and enforceable against Employer and Executive immediately upon its execution by both such parties. The stated term of this Agreement and the employment relationship created hereunder shall begin on December 20, 2004, and shall remain in effect for two (2) years thereafter, unless sooner terminated in accordance with Section 5 hereof (the "Initial Employment Term"). This Agreement shall be automatically renewed for successive one (1) year terms after the Initial Employment Term ("Renewal Term"), unless terminated by either party at least thirty (30) days prior to the end of the Initial Employment Period or any Renewal Term.

      Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under Sections 3, 4, 6 and 7 shall survive any termination or expiration of this Agreement or the termination of Executive's employment for any reason whatsoever.

9. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Notwithstanding Section 10 below, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

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10.   Arbitration. Any controversy or claim arising out of or relating to this
      Agreement or relating to Executive's rights, compensation and responsibilities as an Executive, excluding any claims based on violations of Section 4, shall be determined by arbitration in Dallas County, Texas in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be submitted to a single arbitrator selected in accordance with the American Arbitration Association's procedures then in effect for the selection of employment arbitrators. The parties shall split the cost of the arbitrator. The arbitrator shall have the authority to award any remedy that could be awarded by a court of competent jurisdiction. Each party shall bear its own expenses and fees associated with such arbitration. This Section 10 shall survive termination of this Agreement for any reason.

11. Non-Disparagement. Executive and Employer agree not to make any statements that disparage the reputation of (i) Employer, its products, services or employees, or (ii) Executive. Executive and Employer further acknowledge and agree that any breach or violation of this non-disparagement provision shall entitle Executive or Employer to seek injunctive relief to prevent any future breaches of this provision and/or to sue the other party on this Agreement for the immediate recovery of any damages caused by such breach. For purposes of this provision, Employer's obligation shall be limited to the Executive Committee of the Board and executives who are members of the Employer's Senior Policy Committee.

12. Assignment. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of Employer. This Agreement shall not be assignable or delegable by Employer, other than to an affiliate of Employer; provided, however, that in the event of the acquisition, merger or consolidation of Employer, the obligations of Employer hereunder shall be binding upon the surviving or resulting entity of such acquisition, merger or consolidation. The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Executive and upon the successors, representatives and assigns of Employer.

13. Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and Employer and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 13.

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14.   Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

            If to Employer:   Texas Capital Bancshares, Inc.
                              2100 McKinney Avenue, Suite 900
                              Dallas, Texas 75201
                              Fax: (214) 932-6609
                              Attn: Chairman

            If to Executive:  C. Keith Cargill

                              _______________________
                              _______________________
                              _______________________

      Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

15. Further Acts. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

16. Publicity and Advertising. Executive agrees that Employer may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six months thereafter. Such use of Executive's name, picture, or likeness shall not be deemed to result in any invasion of Executive's privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used. The Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by Employer shall be and are the sole property of Employer.

17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

18. Venue. The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in Dallas County, Texas.

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19.   Entire Agreement and Amendment. This Agreement contains the entire understanding and agreement between the parties, and supersedes any other agreement between Executive and Employer, whether oral or in writing, with respect to the subject matter hereof, except that nothing herein shall affect the rights of Executive and Employer under that certain Indemnification Agreement dated December 20, 2004 or any existing confidentiality or non-disclosure agreement. This Agreement may not be altered, amended, or rescinded, nor may any of its provisions be waived, except by an instrument in writing signed by both parties hereto or, in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced. Any modification of this Agreement may only be signed on behalf of Employer by the President of Employer and approved by the Board.

20. Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

                           [signature page to follow]

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                                                                  EXECUTION COPY

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated in Section 8.

                                             EMPLOYER:

                                             TEXAS CAPITAL BANCSHARES, INC.

                                             By:  /s/ JOSEPH M. GRANT
                                                  ----------------------
                                             Its: Chairman and Chief Executive
                                                  Officer
                                                  -----------------------------
                                             EXECUTIVE:

                                             /s/ C. KEITH CARGILL
                                          --------------------------
                                            C. Keith Cargill

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